Form N-SAR
Sub-Item 77I
Terms of new or amended securities

Nuveen Symphony Dynamic Credit Fund, a series of
Nuveen Investment Trust III (the  Trust )

811-09037

On January 15, 2014, under Form 485B POS, accession number 0001193125-14-011548, a prospectus containing a new series of the Trust was filed with the SEC and is herein incorporated by reference as an exhibit to the Sub-Item 77I of Form N-SAR.

The new series is Nuveen Symphony Dynamic Credit Fund.


See the Prospectus for terms of the securities.